Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of BILL Holdings, Inc. of our report dated August 29, 2023, with respect to the consolidated financial statements for the year ended June 30, 2023 of BILL Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
August 28, 2025